SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      TANGER FACTORY OUTLET CENTERS, INC.
                (Name of Registrant as Specified in its Charter)


      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                       TANGER FACTORY OUTLET CENTERS, INC.

                        3200 NORTHLINE AVENUE, SUITE 360
                        GREENSBORO, NORTH CAROLINA 27408
                               PHONE: 336-292-3010
                       E-MAIL: tangermail@tangeroutlet.com

                                  ------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           to be held on May 16, 2000

To Our Shareholders:

          On behalf of the Board of Directors, I cordially invite you to attend the 2000 Annual Meeting of Shareholders (the "Meeting") of TANGER FACTORY OUTLET CENTERS, INC. (the "Company") to be held on Tuesday, May 16, 2000 at 10 o'clock a.m. at the O. Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina,
(336) 854-2000, for the following purposes:

          1.   To elect Directors to serve for the ensuing year;

          2. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

          Only common shareholders of record at the close of business on March 31, 2000, will be entitled to vote at the Meeting or any adjournment(s) thereof.

          PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                         Sincerely,



                                         Stanley K. Tanger
                                         Chairman of the Board and
                                         Chief Executive Officer

April 14, 2000

                       TANGER FACTORY OUTLET CENTERS, INC.

                        3200 NORTHLINE AVENUE, SUITE 360
                        GREENSBORO, NORTH CAROLINA 27408
                               PHONE: 336-292-3010
                       E-MAIL: tangermail@tangeroutlet.com

                                  ------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           to be held on May 16, 2000

          This Proxy Statement is furnished to shareholders of Tanger Factory Outlet Centers, Inc., (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Tuesday, May 16, 2000, at 10 o'clock a.m. for the purposes set forth in the Notice of Meeting.

          This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to shareholders.

          Holders of record of Common Shares of the Company (the "Common Shares") as of the close of business on the record date, March 31, 2000, are entitled to receive notice of, and to vote on all proposals at, the Meeting. The outstanding Common Shares constitute the only class of securities entitled to vote at the Meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 20, 2000, there were 7,876,835 Common Shares issued and outstanding.

          Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on the properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Dissenters will not have rights of appraisal with respect to the matters to be acted upon at the Meeting.

          Under the Company's By-laws and North Carolina law, shares represented at the Meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the Meeting. Directors will be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election, provided that a quorum is present. Accordingly, shares which are present at the Meeting for any other purpose but which are not voted in the election of directors will not affect the election of the candidates receiving a plurality of the votes cast by the shares entitled to vote in the election at the Meeting. All other proposals to come before the Meeting require a plurality of the votes cast regarding the proposal. Accordingly, shares which are present at the Meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the proposal unless the Business Corporation Act requires that the proposal be approved by a greater number of affirmative votes than a plurality of the votes cast.

          The Company's 1999 Annual Report for the calendar year ended December 31, 1999, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to shareholders on or about April 14, 2000. The principal executive offices of the Company are located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

          The Company's By-Laws provide that directors be elected at each Annual Meeting of Shareholders. Pursuant to such By-Laws, the current directors of the Company (the "Directors") have fixed the number of directors to be elected at five. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the five nominees for director designated below, all of whom are presently directors of the Company, to serve until the next Annual Meeting of Shareholders and until their successors are elected and shall qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

Information Regarding Nominees (as of March 1, 2000):

                                                            Present Principal Occupation or
Name                         Age                      Employment and Five-Year Employment History
----                         ---                      -------------------------------------------
Stanley K. Tanger             76     Chairman of the Board of Directors and Chief Executive Officer of the Company
                                     since May 1993.  Mr. Tanger opened one of the country's first outlet shopping centers in Burlington, N.C. in 1981.  He was the founder and Chief Executive of the Company's predecessor formed in 1981 until its business was acquired by the Company in 1993.

Steven B. Tanger              51     Director of the Company since May 1993.  President and Chief Operating
                                     Officer since January 1995; Executive Vice President from 1986 to 1994.  Mr.
                                     Tanger joined the Company's predecessor in 1986 and is the son of Stanley K.
                                     Tanger.

Jack Africk                   71     Director of the Company since June 4, 1993.  Chairman of the Board of
                                     Evolution Consulting Group, Inc. since June 1993.  President and Chief
                                     Operating Officer of North Atlantic Trading Company from January 1998 to
                                     December 1998; Vice Chairman of Duty Free International Inc. from 1993 to
                                     1994; Vice Chairman of US Tobacco from 1990 through 1993.

William Benton                54     Director of the Company since June 4, 1993.  Chairman of the Board and Chief
                                     Executive Officer of Diversified Senior Services, Inc. since May 1996.
                                     Chairman of the Board and Chief Executive Officer of Benton Investment
                                     Company since 1982.  Chairman of the Board and Chief Executive Officer of
                                     Health Equity Properties, Inc. from 1987 to September 1994.

Thomas E. Robinson            52     Director of the Company since January 21, 1994.  Managing Director of Legg
                                     Mason Wood Walker, Inc. since June 1997. Director (May 1994 to June 1997),
                                     President (August 1994 to June 1997) and Chief Financial Officer (July 1996
                                     to June 1997) of Storage USA, Inc.; a senior executive of Jerry J. Moore
                                     Investments from August 1993 through August 1994.


          Mr. Africk is also a director of Transmedia Networks Inc. and Crown Central Petroleum Corporation. Mr. Robinson is also a director of CenterPoint Properties Trust.

          All directors of the Company serve terms of one year or until the election of their respective successors. The Board of Directors held six regular and six special meetings during 1999. Each of the above Directors attended at least 75% of the meetings held during 1999 by the Board of Directors and the committees of which he was a member.

The Board of Directors recommends a vote FOR the nominations set forth above.

Committees of the Board of Directors; Meetings

          Audit Committee. The Board of Directors has established an Audit Committee consisting of three directors who are not concurrently serving as officers of the Company ("Independent Directors"). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Messrs. Africk, Benton and Robinson currently serve on the Audit Committee, with Mr. Africk serving as chairman. During 1999, there were 4 meetings of the Audit Committee.

          In December 1999, the Securities and Exchange Commission adopted new rules and amendments in order to improve the disclosure related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies. The Company revised its written Charter of the Audit Committee in February 2000 to incorporate these new rules and amendments.

          Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee consisting of a majority of Independent Directors. The Executive Compensation Committee is charged with determining compensation for the Company's executive officers. Messrs. Africk, Benton and Stanley K. Tanger currently serve on the Executive Compensation Committee, with Mr. Africk serving as chairman. During 1999, there were two meetings of the Executive Compensation Committee.

          Share and Unit Option Committee. The Board of Directors has established a Share and Unit Option Committee ("Option Committee") consisting of three Independent Directors. The Option Committee administers the Company's Share Option Plan and the Operating Partnership's Unit Option Plan. Messrs. Benton, Africk and Robinson currently serve on the Option Committee, with Mr. Benton serving as chairman. During 1999, there was one meeting of the Option Committee.

          The Board of Directors has not established a separate nominating committee.

Compensation of Directors

          The Company pays its Independent Directors an annual compensation fee of $15,000 and a per meeting fee of $750 (for each Board of Directors meeting and each Committee meeting attended).

          Pursuant to the Share Option Plan for Directors and Executive and Key Employees of Tanger Factory Outlet Centers, Inc. (the "Share Option Plan"), on the date of his or her initial election to the Board and on each of the first two anniversaries thereof, each Independent Director received an option to purchase 3,000 Common Shares at an exercise price equal to the Fair Market Value (as defined in the Share Option Plan) of a Common Share on the date of the option grant (except for the initial grant of options to Messrs. Africk and Benton); 20% of such options become exercisable on each of the first five anniversaries of the date of grant, subject to the Independent Director's continued service as such. On June 4, 1993, the Company granted to Messrs. Africk and Benton options to purchase 3,000 Common Shares with an exercise price set at $22.50 per Common Share, the initial public offering price of the Common Shares. Employees of the Company who are also directors will not be paid any director fees and will not receive any options for their services as directors of the Company.

          Upon approval of the entire Board of Directors, the Company may from time to time grant additional options to purchase Common Shares to the Independent Directors. On both January 6, 1998 and on January 8, 1999, the Board of Directors granted to each Independent Director options to purchase 5,000 Common Shares at an exercise price equal to Fair Market Value as of such dates. On each of the first five anniversaries of the date of grant, 20% of these options become exercisable subject to the Independent Director's continued service as such.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information as of March 1, 2000, available to the Company with respect to its Common Shares, $.01 par value per share, and of units of partnership interests in the Operating Partnership (the "Units") (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission (the "SEC")) of more than 5% of such shares, (ii) held individually by the Directors and named executive officers of the Company, and (iii) held by the Directors and all executive officers of the Company as a group.

                                                           Numbers of                                     Percent of
                                                             Common       Percent of       Number of          All
                                                             Shares          All            Units          Common
                                                         Beneficially      Common       Beneficially        Shares
Name and Business Address of Beneficial Owners            Owned (1)        Shares         Owned (2)       and Units
----------------------------------------------           ------------      ---------    ------------      ---------
Stanley K. Tanger (3)                                         158,296        2.0%          3,349,305          30.0%
    Tanger Factory Outlet Centers, Inc.
    3200 Northline Avenue, Suite 360
    Greensboro, NC  27408
Steven B. Tanger (4)                                              ---         ---            276,000           2.4%
    Tanger Factory Outlet Centers, Inc.
    150 East 58th Street, Suite 1201
    New York, NY  10155
Kestrel Investment Management Corporation                     420,100        5.3%                ---           3.9%
    411 Borel Avenue, Suite 403
    San Mateo, CA  94402
Warren E. Buffett                                             417,100        5.3%                ---           3.8%
    1440 Kiewit Plaza
    Omaha, NE  68131
Jack Africk (5)                                                12,400         *                  ---            *
William G. Benton (6)                                           8,647         *                  ---            *
Thomas E. Robinson (5)                                         11,595         *                  ---            *
Rochelle G. Simpson (7)                                         1,572         *               46,500            *
Willard A. Chafin (7)                                             ---         *               19,500            *
Frank C. Marchisello, Jr. (7)                                     500         *               23,100            *
Directors and Executive Officers as a Group                   193,578        2.4%          3,774,105          34.0%
(13 persons) (6) (8)
-------------------
*         Less than 1%

(1) The ownership of Common Shares reported herein is based upon filings with the Securities and Exchange Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Articles of Incorporation.

(2) Units in the Operating Partnership held by the Tanger Family Limited Partnership ("TFLP") and Units which may be acquired upon the exercise of options to purchase Units may be exchanged for Common Shares of the Company on a one-for-one basis.

(3) Includes 139,031 Common Shares and 3,033,305 Units owned by the TFLP, of which Stanley K. Tanger is the general partner and may be deemed to be the beneficial owner. Also includes 19,265 Common Shares and 316,000 presently exercisable options to purchase Units owned by Stanley K. Tanger individually. Does not include 99,000 options to purchase Units, which are presently unexercisable, owned by Stanley K. Tanger individually.

(4) Includes 276,000 presently exercisable options to purchase Units. Does not include 139,031 Common Shares and 3,033,305 Units owned by the TFLP, (Steven B. Tanger is a limited partner of the Tanger Investments Limited Partnership, which is a limited partner of TFLP). Does not include 69,000 options to purchase Units which are presently unexercisable. Does not include 19,265 Common Shares actually owned or 139,031 Common Shares which may be deemed beneficially owned by Steven
         B. Tanger's father, Stanley K. Tanger.

(5) Includes 11,400 presently exercisable options to purchase Common Shares of the Company.

(6) Includes 7,800 presently exercisable options to purchase Common Shares of the Company. Excludes 325 Series A Preferred Depositary Shares which are convertible into 292 Common Shares.

(7)      Amounts  shown  as  Units  beneficially   owned  represent   presently
         exercisable options to purchase Units.

(8) Includes 30,600 presently exercisable options to purchase Common Shares and 681,100 presently exercisable options to purchase Units. Does not include 22,800 options to purchase Common Shares and 237,000 options to purchase Units which are presently unexercisable.

Executive Compensation

         The following table sets forth the compensation earned for the fiscal years ended December 31, 1999, 1998, and 1997 with respect to each of the five persons who are expected to be the most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during such year.

                                               SUMMARY COMPENSATION TABLE
                                                                                       Long Term
                                                                                      Compensation
                                                   Annual Compensation                   Awards
                                          ---------------------------------------    ------------------
                                                                  Other Annual                               All Other
Name and Principal Position        Year   Salary($)   Bonus($)   Compensation ($)     Option/SARS(#)(5)    Compensation($)
---------------------------        ----   --------    --------  ----------------      -----------------    ---------------
Stanley K. Tanger,                 1999    360,000     460,000        ---                50,000               19,150 (2)
   Chairman of the Board of        1998    330,000     430,000        ---                50,000               19,150 (2)
   Directors and Chief             1997    300,000     440,000        ---                50,000                2,000 (2)
   Executive Officer (1)                                                                   ---

Steven B. Tanger,                  1999    300,000     400,000        ---                35,000               14,970 (3)
   President and Chief             1998    275,000     375,000        ---                35,000               19,150 (3)
   Operating Officer (1)           1997    250,000     350,000        ---                  ---                19,150 (3)

Rochelle G. Simpson,               1999    200,000       7,991        ---                12,500                2,000 (4)
   Secretary, Executive Vice       1998    185,000         ---        ---                12,500                2,000 (4)
   President-Administration        1997    175,000      10,798        ---                  ---                 2,000 (4)
   And Finance

Willard A. Chafin, Jr.             1999    210,000       8,391        ---                12,500                1,312 (4)
    Executive Vice President-      1998    195,000         ---        ---                12,500                  375 (4)
    Leasing, Site Selection,       1997    185,000      11,415        ---                  ---                   308 (4)
    Operations and Marketing

Frank C. Marchisello, Jr.          1999     193,000      7,729        ---                10,000                2,000 (4)
    Senior Vice President-         1998     175,000        ---        ---                10,000                1,518 (4)
    Chief Financial Officer        1997     160,000     10,372        ---                  ---                   799 (4)


(1) A portion of the salaries of Stanley K. Tanger and Steven B. Tanger are paid by the Company for services to the Company and the remainder are paid by the Operating Partnership.

(2) The Company reimbursed Stanley K. Tanger $17,150 for premiums paid in 1999 and 1998 towards a term life insurance policy. In addition, the Company provided $2,000 during 1999, 1998 and 1997 as a Company match under the employee 401(k) plan.

(3) The Company provides term life insurance to Steven B. Tanger. Annual premiums paid by the Company in 1999, 1998 and 1997 were $12,970, 17,150 and 17,150, respectively. In addition, the Company provided $2,000 during 1999, 1998 and 1997 as a Company match under the employee 401(k) plan.

(4)  Company match under employee 401(k) plan.

(5)  Number of Units in the Operating Partnership under option grant.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in 1999 to the named executive officers.

                                                                                      Potential Realizable Value at
                                                                                     --------------------------------
                                                                                         Assumed Annual Rates of
                                                                                       Share Price Appreciation for
                           Individual Option Grants (1)                                      Option Term (2)
------------------------------------------------------------------------------------ --------------------------------
            (a)                  (b)          (c)           (d)            (e)               (f)             (g)

                                          % of Total
                                            Options
                                            Granted
                                 Unit          to
                               Options     Employees      Exercise
                               Granted     in Fiscal       Price       Expiration
           Name                  (#)        Year (%)       ($/Sh)          Date             5%($)          10%($)
           -----              --------     ---------      -------      -----------         -------       ----------
Stanley K. Tanger               50,000         20.7        22.125         1/8/09           695,714        1,763,078
Steven B. Tanger                35,000         14.5        22.125         1/8/09           487,000        1,234,154
Rochelle G. Simpson             12,500          5.2        22.125         1/8/09           173,929          440,769
Willard A. Chafin, Jr.          12,500          5.2        22.125         1/8/09           173,929          440,769
Frank C. Marchisello, Jr.       10,000          4.1        22.125         1/8/09           139,142          352,615
-------------------------------------------------------------------------------------------------------------------

(1) Represents options to purchase Units of limited partnership interest in the Operating Partnership. The options vest ratably over five years, have a 10-year term and an exercise price as indicated in the table. The exercise price represents the fair market value of the Units at the time of grant, assuming such Units were exchanged for Common Shares of the Company as provided for in the partnership agreement of the Operating Partnership.

(2) Assumed annual rates of share price appreciation for illustrative purposes only. Actual share prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

     The following table provides information on option exercises in 1999 by the named executive officers, and the value of each such officer's unexercised options at December 31, 1999.

            (a)                    (b)             (c)                    (d)                           (e)

                                                                                                     Value of
                                                                                             Unexercised In-the-Money
                                  Shares                         Number of Unexercised              Options at
                               Acquired on        Value         Options at Year End (#)           Year-End ($)(1)
            Name               Exercise (#)   Realized ($)     Exercisable Unexercisable     Exercisable Unexercisable
--------------------------     ------------   ------------     ----------- -------------     ----------- -------------
Stanley K. Tanger                  ---             ---           296,000       119,000          ---           ---
Steven B. Tanger                   ---             ---           262,000        83,000          ---           ---
Rochelle G. Simpson                ---             ---            41,500        29,500          ---           ---
Willard A. Chafin, Jr.             ---             ---            14,500        29,000          ---           ---
Frank C. Marchisello, Jr.          ---             ---            19,100        24,000          ---           ---
-------------------------------------------------------------------------------------------------------------------

(1) Based upon the closing price of the Company's Common Shares on the New York Stock Exchange on December 31, 1999 of $20.75 per share.

Report of the Executive Compensation Committee on Executive Compensation

         The Company's factory outlet centers are held by, and all of the Company's operations are conducted by, the Operating Partnership. Except as expressly described below, references to compensation (or policies with respect thereto) paid by the Company refer to compensation paid by both the Company and the Operating Partnership.

         During 1999, through the efforts of management, the Company acquired one shopping center totaling 165,000 square feet and completed construction and put into operation an additional 176,000 square feet of retail space through expansions of the Company's existing centers. During 1998, through the efforts of management, the Company acquired two factory outlet centers totaling 359,000 square feet and completed construction and put into operation an additional 210,000 square feet of retail space through expansions of the Company's existing centers. The Company's portfolio of properties at December 31, 1999 was 97% occupied and the Company has continued to aggressively manage its existing assets and to vigorously explore opportunities for new developments and acquisitions. Funds from operations ("FFO"), a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another, before minority interest increased 6% in 1999, compared to 1998, and 11% during 1998, compared to 1997. Funds from operations per share increased 6% in 1999 and increased 3% in 1998. Total revenues increased 6% and 15% during 1999 and 1998. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate.

         This Committee believes that the Company's success is attributable in large part to the management and leadership efforts of its executive officers. The Company's management team has substantial experience in owning, operating, managing, developing and acquiring interests in factory outlet centers. Stanley
K. Tanger, Chairman of the Board and Chief Executive Officer, and Steven B. Tanger, President and Chief Operating Officer, provide the Company with strategic business direction. Under the guidance of the committee, the Company is committed to develop and maintain compensation policies, plans and programs which will provide additional incentives for the enhancement of cash flows, and consequently real property and shareholder values, by aligning the financial interests of the Company's senior management with those of its shareholders.

         The primary components of the Company's executive compensation program are: (1) base salaries, (2) performance based annual bonuses and (3) share and unit options. The Company's business is most competitive and the Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The Company currently has employment contracts with each of the named executives on page 6 (See "Employment Contracts").

         Base salaries for each of the named executive officers are approved by the Committee and are determined after taking into account several factors which include (1) salaries paid to officers by companies in the Company's select peer group and other real estate investment trusts, (2) the nature of the position and (3) the contribution and experience of the officer. Under their employment agreements, the annual base salaries of Stanley K. Tanger and Steven B. Tanger are determined annually by agreement between each of them and the Board; provided however, if the Company's per share FFO for the previous year equaled or exceeded a targeted level, the annual base salary will not be less than the annual base salary for the previous year increased to reflect any increase in the CPI. The annual base salaries for the other named executive officers are fixed dollar amounts set forth in their employment agreements.

         The employment contracts for Stanley and Steven Tanger, the Company's two most senior executives, provide for annual cash bonuses based upon the Company's performance as measured by FFO per share. The Company may also consider the award of cash bonuses to other executive officers and key employees if certain performance criteria are met. Based on the Company's financial and operating performance during 1999, the Company concluded that the executive officers and key employees substantially contributed toward achieving the 1999 performance goals and awarded each such officer and key employee a cash bonus based on a percentage of their base salary.

         Share-based compensation is also an important element of the Company's compensation program. The Company maintains the Share Option Plan and the Operating Partnership maintains the Unit Option Plan (collectively with the Share Option Plan, the "Plans") for the purpose of attracting and retaining the Company's Directors, executive officers and certain other employees. The Option Committee of the Board of Directors determines in its sole discretion, subject to the terms and conditions of the Plans, the specific terms of each option granted to an employee of the Company or Operating Partnership based upon its subjective assessment of the individual's performance, responsibility and functions and how this performance may have contributed or may contribute in the future to the Company's performance. The Compensation Committee believes awards pursuant to the Plans align the interests of the Directors and management with those of the Company's shareholders since optionees will benefit under such options only if the shareholders of the Company also benefit. Options granted under the Plans are generally granted at the Fair Market Value of the Company's Common Shares on the date of grant and thus will provide value only if the price of Common Shares exceeds the exercise price of the options.

         Under his employment agreement, Stanley K. Tanger, the Company's Chief Executive Officer, receives an annual base salary and may receive a bonus if the Company achieves a targeted FFO amount for the fiscal year:

o Mr. Tanger's annual base salary for 1999 was $360,000. His employment contract provides that the annual base salary will be fixed each fiscal year by agreement between Mr. Tanger and the Board of Directors; provided however, if the Company's FFO per share for the previous year equaled or exceeded a targeted level, the annual base salary is not to be less than Mr. Tanger's annual base salary for that previous year adjusted to reflect any increase in the CPI. The Company's FFO per share for 1998 exceeded the targeted FFO amount in Mr. Tanger's contract. For this reason and in view of Mr. Tanger's key contributions to the Company's continued success in an increasingly competitive environment, the Committee approved an annual base salary of $360,000 for fiscal 1999.

o Mr. Tanger was paid a $460,000 bonus for 1999. Under his employment agreement, a bonus of from $100,000 to $460,000 was payable for 1999 if the Company's FFO per share reached targeted levels. No bonus was payable unless the minimum targeted FFO was achieved. The Company's FFO for 1999 exceeded the target level at which the maximum bonus was payable.

         The Company paid 20% of Mr. Tanger's 1999 annual base salary. The Operating Partnership paid the remainder of his compensation including the bonus.

         On January 8, 1999, the Option Committee granted Mr. Tanger 50,000 options to purchase Units in the Operating Partnership with an exercise price equal to the Fair Market Value on the date of grant. The primary basis for the Committee's determination to grant such options to Mr. Tanger was to provide a strong incentive for him to continue to increase the value of the Company during the remainder of his employment.

         During 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add Section 162(m), which denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the Chief Executive Officer and each of the Company's other four most highly compensated officers) to the extent that such compensation in any taxable year of the employee exceeds $1 million. In addition to salaries, bonuses payable to the Company's executives under their present employment contracts and compensation attributable to the exercise of options granted under the Share Option Plan and Unit Option Plan constitute compensation subject to the Section 162(m) limitation. It is the Company's policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions. The Plans permit the grant of options intended to qualify as "performance-based compensation" which is exempt from application of the Section 162(m) limitation. The Company expects that it will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ended December 31, 1999, although it is possible that in some future year some portion of the compensation paid to a Company executive will not be tax deductible by the Company under Section 162(m).

                  Jack Africk (Chairman)
                  Stanley K. Tanger
                  William Benton

As to that portion of the report which pertains to Mr. Stanley K. Tanger's compensation:

                  Jack Africk (Chairman)
                  William Benton

Compensation Committee Interlocks and Insider Participation

          The Executive Compensation Committee of the Board of Directors, which is required to have a majority of Independent Directors, is charged with determining compensation for the Company's executive officers. Messrs. Africk, Benton and Stanley K. Tanger currently serve on the Executive Compensation Committee, with Mr. Africk serving as chairman.

          Mr. Stanley K. Tanger is Chief Executive Officer and Chairman of the Board of Directors of the Company.

          Mr.  Stanley K.  Tanger is an investor  in certain  real estate  joint
ventures  owning  three   properties   managed  by  the  Company.   See  Certain
Relationships and Related Transactions.

Share Price Performance

         The following share price performance chart compares the Company's performance to the S&P 500, the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") and the index prepared by SNL Securities LC of other publicly traded factory outlet REITs ("Tanger Peer Group"). The Tanger Peer Group consists of Chelsea GCA Realty, Inc., Prime Retail, Inc., Konover Property Trust (formerly known as FAC Realty Trust, Inc.) and Horizon Group, Inc. (which during 1998 merged with Prime Retail, Inc.). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System.

         All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of dividends. Share price performance, presented for the five years ended December 31, 1999, is not necessarily indicative of future results.

                              [GRAPH APPEARS HERE]

                                              Dec. 94      Dec. 95      Dec. 96      Dec. 97     Dec. 98      Dec. 99
Tanger Factory Outlet Centers, Inc.            100.00       115.16       136.58      165.69       124.99       135.55
S&P 500                                        100.00       137.58       169.03      225.44       289.79       350.78
NAREIT All Equity REIT Index                   100.00       115.27       155.92      187.51       154.69       147.54
Tanger Factory Outlet Centers Peer Group       100.00       102.12       108.92      110.67        98.18        85.24

Employment Contracts

         Each of the Messrs. Tanger will receive annual cash compensation in the form of salary and bonus pursuant to a three year employment contract. The employment contracts will be automatically extended for one additional year on January 1 of each year, with both the Company and the Operating Partnership unless (1) the executive's employment is terminated or (2) the Operating Partnership or the Company gives written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended. The base salary provided for in such contracts may be increased each year. Upon termination of employment, Stanley K. Tanger has agreed not to compete with the Company for the remainder of his life. Steven B. Tanger has agreed not to compete with the Company for one year (or three years if severance compensation is received) within a 50 mile radius of the site of any commercial property owned, leased or operated by the Company and/or the Operating
Partnership or within a 50 mile radius of any commercial property which the Company and/or the Operating Partnership negotiated to acquire, lease or operate within the six month period prior to termination. The covenant not to compete mandates that, during the term of the contract and during the effective period of the covenant, such executives direct their commercial real estate activities through the Company, with exceptions for development of properties which were owned collectively or individually by them, by members of their families or by any entity in which any of them owned an interest or which was for the benefit of any of them prior to the initial public offering (including the three factory outlet centers in which Stanley K. Tanger is a 50% partner and a single shopping center in Greensboro, North Carolina (the "Excluded Properties")). In no event will either of Messrs. Tanger engage in the development, construction or management of factory outlet shopping centers or other competing retail commercial property outside of the Company or the Operating Partnership during the effective period of the covenant (with the exception of the Excluded Properties and as described above). See "Certain Relationships and Related Transactions." In addition, such executives will not engage in any active or passive investment in property relating to factory outlet centers or other competing retail commercial property, with the exception of the ownership of up to one percent of the securities of any publicly traded company.

         The contracts for Stanley K. Tanger and Steven B. Tanger provide for annual bonuses based upon the Company's performance as measured by FFO per share. The minimum bonus in each calendar year period for each of the Tangers is $100,000, and will be paid if FFO per share (after payment of such bonuses) equals or exceeds the annual minimum target for such year. The annual minimum target for each year is the greater of (1) $1.552 per share or (2) the average FFO per share for the three previous calendar years. The Tangers will receive additional bonus payments, based on the percentage by which actual FFO per share exceeds the annual minimum target, up to a maximum of 100% of base salary. If the employment of either of Messrs. Tanger terminates without Cause, as defined in the agreement, or such employment is terminated by the executive with Good Reason, as defined in the agreement, the terminated executive shall receive a severance benefit equal to 300% of the sum of (a) his annual base salary (b) the higher of (i) the prior year's annual bonus and (ii) the average annual bonus for the preceding three years, and (c) his automobile allowance for the current year. If employment terminates by reason of death or disability, the executive or his estate shall receive a lump sum amount equal to his annual base salary that would have been paid for the remaining contract term if employment had not terminated, and in addition, will receive an amount equal to the executive's annual bonus which would have been paid during the year of termination had the executive not terminated, multiplied by a fraction the numerator of which is the number of days in the year prior to termination and the denominator of which is 365.

         The employment agreements with Stanley K. Tanger and Steven B. Tanger also grant them certain registration rights with respect to the Common Shares that they beneficially own.

         Rochelle G. Simpson, Willard A. Chafin and Frank C. Marchisello, Jr. each have an employment contract with the Company expiring December 31, 2001. Messrs. Simpson and Chafin's contracts may be extended by an additional three year period by mutual written agreement between the executive and the Company.

         The contracts establish base salaries for calendar year 1999 of $200,000 for Ms. Simpson and $210,000 for Mr. Chafin, which amounts will be increased by $10,000 each year thereafter during the initial contract term. If the employment of Messrs. Simpson or Chafin is terminated by reason of death or disability or if the employer materially breaches the employment agreement, Messrs. Simpson or Chafin will be paid as additional compensation an amount equal to the annual base salary for the contract year in which the termination occurs. Further, if the employer elects not to extend the term of employment for Messrs Simpson and Chafin for an additional three years, the executive will receive a severance payment equal to the greater of (1) $125,000 or (2) one-half of the annual base salary payable for the last contract year of the contract term.

         The contract for Mr. Marchisello established a base salary of $190,000 for calendar year 1999, which amount was to be increased by $10,000 each year. During 1999, the Executive Compensation Committee elected to increase Mr.
Marchisello's salary to $200,000 and to increase his salary to $210,000 effective January 1, 2000. If Mr. Marchisello's employment is terminated by reason of death or disability, by the employer for no reason or without good cause, or by Mr. Marchisello because of the Company's material breach of the contract, he will receive as additional compensation an amount equal to his annual base salary for the contract year in which the termination occurs.

         During the term of employment and for a period of one year thereafter (six months in the case of Mr. Marchisello), each of Messrs. Simpson, Chafin and Marchisello is prohibited from engaging directly or indirectly in any aspect of the factory outlet business within a radius of 100 miles of, or in the same state as, any factory outlet center owned or operated by the Company.

         Stanley K. Tanger and Steven B. Tanger are employed and compensated by both the Operating Partnership and the Company. Management believes that the allocation of such persons' compensation as between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. The remainder of the employees are employed solely by the Operating Partnership.

Certain Relationships and Related Transactions

         The Company manages for a fee three factory outlet centers owned by joint ventures, in which Stanley K. Tanger and a third party each have a fifty percent interest. As a result, certain conflicts of interest may arise between Mr. Tanger's duties and responsibilities to the Company and his duties and responsibilities to the joint ventures in ensuring the adequate provision of services. In addition, conflicts of interest may arise over the allocation of management resources between the Company's properties and the joint venture properties. However, the arrangement under which the Company provides services to the joint ventures can be terminated by either party, with or without cause, upon 30 days' notice. To minimize potential conflicts of interest, all significant transactions between the Company and the joint ventures, including continuing the arrangement for providing management services, will be approved by a disinterested majority of the Company's Board of Directors. As a general matter, the Company does not expect to engage in any other transactions with any member of management in his or her individual capacity. Revenues from managing the joint ventures accounted for less than one-tenth of one percent of the Company's revenues in 1999.

         In January 1999, the Company granted to each of its three Independent Directors 5,000 options to purchase Common Shares of the Company and the Operating Partnership granted 50,000 options to purchase Units to Mr. Stanley K. Tanger, 35,000 options to purchase Units to Mr. Steven B. Tanger and options to acquire a total of 144,300 Units to certain officers and employees of the Operating Partnership.

         During 1999, the Company paid Mr. Africk, a director, $6,000 for separate consulting services provided to the Company during the year.

         Mr. Tanger and the Company have entered into demand note agreements whereby he may borrow up to $3.5 million through various advances from the Company for an investment in a separate E-commerce business venture. The notes bear interest at a rate of 8% per annum and are collateralized by Mr. Tanger's limited partnership interest in Tanger Investments Limited Partnership. At December 31, 1999, Mr. Tanger had borrowed $2.8 million.

General -

         Appointment of Independent Auditors. The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company with respect to its operations for the fiscal year ending on December 31, 2000 and to perform such other services as may be required. Should the firm be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services. PricewaterhouseCoopers LLP served as independent auditors of the Company for the fiscal year ended December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's shares are required by SEC regulation to furnish the Company with copies of all such forms which they file.

         Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1999, or written representations from certain reporting persons, no Forms 3, 4 or 5 were filed delinquently by those persons.

         Shareholders' Proposals. This Proxy Statement and form of proxy will be sent to shareholders in an initial mailing on or about April 14, 2000. Proposals of shareholders intended to be presented at the Company's Annual Meeting of Shareholders to be held in 2001 must be received by the Company no later than November 30, 2000. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

         Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                              [FRONT SIDE OF CARD]

                                      PROXY

                       TANGER FACTORY OUTLET CENTERS, INC.

             Appointment of Proxy for Annual Meeting on May 16, 2000

          The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Stanley K. Tanger and Rochelle G. Simpson, and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 16, 2000, and at any adjournment or adjournments thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 14, 2000 (receipt of which is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn or postpone the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

TANGER FACTORY OUTLET CENTERS, INC. RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1.

(SEE REVERSE SIDE) CONTINUED AND TO BE SIGNED ON REVERSE SIDE (SEE REVERSE SIDE)

                             [BACK SIDE OF CARD]

                                   DETACH HERE

[X]      Please mark votes as
         in this example.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR Proposal 1.

1.       To elect Directors to serve for the ensuing year.
         Nominees: (1) Stanley K. Tanger, (2) Steven B. Tanger, (3) Jack Africk,
                        (4) William G. Benton and (5) Thomas E. Robinson

              FOR                                                  WITHHELD
              ALL [    ]                                   [     ] FROM ALL
         NOMINEES                                                  NOMINEES

[    ] ______________________________________
       For all nominees except as noted above



                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [    ]

          PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

          Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

Signature:__________________ Date:______ Signature:________________ Date:_______